Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Appointment of Jim Sulat to its Board of Directors

and the Transition of Chairman Role to Gino Santini

WALTHAM, MA (April 16, 2014) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced new appointments to its board of directors. Current board member, Gino Santini, has been elected, by unanimous vote, to chairman of the board of directors, effective immediately, taking over for Mike Narachi. Mr. Narachi informed the board that, after eight years of service, he has decided not to stand for re-election at this year’s upcoming annual shareholder meeting in May 2014. In addition, James R. Sulat has been elected to serve as a new member of the board of directors, effective immediately.

Mr. Narachi stated, “It has been a distinct honor to be a part of the AMAG board for these many years. The Company successfully navigated several challenges over the years, and now has a strong team and business, and is poised for accelerated growth through acquisitions/in-licensing. This is the right time for me to transition off the board and for Gino Santini, with his broad and extensive business experience, including significant transaction experience, to lead the board as Chairman.”

“On behalf of the full board, I would like to extend a sincere thanks to Mike for his tireless service to AMAG. This is indeed an exciting time at the Company, and I look forward to working with Bill Heiden, chief executive officer of AMAG, his executive team and the rest of the board members to support AMAG’s continued success,” stated Mr. Santini.

Mr. Santini continued, “I would also like to welcome Jim Sulat to the AMAG board of directors. He brings strong executive experience and financial expertise to the board. We look forward to having the benefit of Jim’s insights to support the implementation of AMAG’s new strategic plan.”

Since December 2008, Mr. Sulat has served as chairman of the board of directors of Momenta Pharmaceuticals (Nasdaq: MNTA).  Mr. Sulat also currently serves as a director of Valneva SE (Euronext: VLA).  From October 2009 to June 2013, he served as chief executive officer and chief financial officer at Maxygen Inc., a biopharmaceutical company.  From May 2005 to January 2009, Mr. Sulat served as president and chief executive officer and then as chief financial officer of Memory Pharmaceuticals Corp., a biopharmaceutical company. Mr. Sulat also previously served on the board of directors of both Maxygen and Memory. Prior to these roles, Mr. Sulat was the chief financial officer in several different large and mid-sized public companies. Mr. Sulat received a B.S. in administrative sciences from Yale University, and an M.B.A. and an M.S. in health services administration from Stanford University.

About AMAG Pharmaceuticals

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets Feraheme® (ferumoxytol) Injection and MuGard® Mucoadhesive Oral Wound Rinse in the United States. Along with driving organic growth of its products, AMAG intends to expand its portfolio with additional commercial-stage specialty products. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.; MuGard is a registered trademark of Access Pharmaceuticals, Inc.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding AMAG’s goals, including its intention to expand its portfolio with additional commercial-stage specialty products, AMAG’s being poised for accelerated growth, Mr. Sulat’s expected contributions to AMAG’s Board of Directors and expectations regarding the leadership of Mr. Santini are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, (1) uncertainties regarding the likelihood and timing of potential approval of Feraheme in the U.S. in the broader iron deficiency anemia (IDA) indication in light of the complete response letter AMAG received from the U.S. Food and Drug Administration (FDA) informing the Company that its supplemental new drug application for the broader indication could not be approved in its present form and stating that AMAG has not provided sufficient information to permit labeling of Feraheme for safe and effective use for the proposed broader indication, (2) the possibility that following review by the FDA of post-marketing safety data, including reports of serious anaphylaxis, cardiovascular events, and death, the FDA will request additional technical or scientific information, new studies or reanalysis of existing data, on-label warnings, post-marketing requirements/commitments or risk evaluation and mitigation strategies (REMS) in the current IDA chronic kidney disease (CKD) indication for Feraheme, (3) uncertainties regarding AMAG’s and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., including the European Union (EU), as a result of limitations, restrictions or warnings in Feraheme’s/Rienso’s current or future label that put Feraheme/Rienso at a competitive disadvantage, (4) uncertainties regarding Takeda’s ability to obtain regulatory approval for Feraheme in Canada, and Rienso in the EU, in the broader IDA patient population, (5) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso and in turn affect sales, or AMAG’s ability to market the product both in the U.S. and outside of the U.S., including the EU, (6) uncertainties regarding the manufacture of Feraheme/Rienso or MuGard, (7) uncertainties relating to AMAG’s patents and proprietary rights, both in the U.S. and outside of the U.S., (8) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s recently published draft bioequivalence recommendation for ferumoxytol, (9) uncertainties regarding the Company’s ability to compete in the oral mucositis market in the U.S. and (10) other risks identified in the Company’s Securities and Exchange Commission (SEC) filings, including AMAG’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC.  AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals Contact:

Scott Holmes, 617-498-3376